Exhibit 99.1

News Release

U.S. Bank announces updates to recent leadership changes

Dolan, Stern to assume new titles; von Gillern sets retirement date; Venkatachari becomes executive officer

MINNEAPOLIS (August 23, 2023) – U.S. Bank today announced several updates to previously shared leadership changes that will be effective Sept. 1.

“Our succession planning efforts have enabled us to move quickly and prudently to ensure continuity of leadership and service as senior executives have made personal and professional choices in their careers,” said Andy Cecere, chairman, president and CEO of U.S. Bank. “Today’s moves reflect confidence in our path forward and will continue to ensure our strength and stability as an organization as we lead into the future.”

Terrance Robert Dolan, currently vice chair and chief financial officer, and John Stern, senior executive vice president and head of Finance, will assume new titles effective Sept. 1. Dolan will serve as vice chair and chief administration officer overseeing the company’s combined Chief Administration Office. Stern will become senior executive vice president and chief financial officer. The company had indicated earlier this year that these promotions were expected this fall, and both leaders have been effectively prepared for their new roles. Dolan will continue to report to Cecere, with Stern reporting to Dolan.

At the same time, Jeff von Gillern, vice chair of Technology and Operations Services, will retire on Sept. 1. The company previously announced his intention to retire last November, and he has been gracious to stay on board to guide the company through the systems integration related to its MUFG Union Bank acquisition. Von Gillern will remain on hand as an advisor to the CEO through the end of the year, but his remaining day-to-day responsibilities will shift to Dilip Venkatachari effective the first day of September. Venkatachari, senior executive vice president and chief information and technology officer, will then report directly to Cecere and serve as an executive officer of the company.

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About U.S. Bank

U.S. Bancorp, with approximately 77,000 employees and $681 billion in assets as of June 30, 2023, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate and Commercial Banking; and Wealth Management and Investment Services. Union Bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Contacts

Investors:

George Andersen, Director of Investor Relations, U.S. Bancorp Investor Relations

612.303.3620; george.andersen@usbank.com

Media:

Jeff Shelman, U.S. Bancorp Public Affairs and Communications

612.303.9933; jeffrey.shelman@usbank.com

U.S. Bank Confidential